Exhibit 10.32

NORTHWEST PIPE COMPANY

2015

SHORT TERM INCENTIVE PLAN

I.    PURPOSE

The purpose of the Northwest Pipe Company 2015 Short Term Incentive Plan (“Plan”) is to enhance the ability of the Company to attract, motivate, reward and retain its senior level employees while aligning employees’ interests with those of the Company’s shareholders by providing additional cash compensation to Eligible Employees of the Company based on the achievement of objective performance targets.

II.    DEFINITIONS

a)	“Award” means an annual incentive bonus earned by an Eligible Employee under the Plan for a Year.

b)	“Base Salary” for a Year means the Eligible Employee’s annual base salary actually received as an Eligible Employee for the Year. Base salary does not include Awards under the Plan, long-term incentive awards, imputed income from such programs as life insurance, or nonrecurring expenses such as moving expenses. It is also based on salary before reductions for such items as contributions under Section 401(k) of the Internal Revenue Code of 1986, as amended.

c)	“Board” means the Board of Directors of the Company.

d)	“Committee” means the Compensation Committee of the Board.

e)	“Company” means Northwest Pipe Company, an Oregon Corporation, its successors and assigns.

f)	“Eligible Employees” means Executive Officers and any other senior level employee as approved by the CEO.

g)	“Executive Officers” means executive officers of the Company as appointed by the Board, Vice Presidents of Purchasing and Human Resources, any Group Vice Presidents of Sales and any Group Vice Presidents of Operations.

h)	“Group” means Water Transmission Group or Tubular Products Group.

i)	“Income Before Income Taxes” means income before income taxes for the Company as reflected in the Company’s audited consolidated financial statements before extraordinary or unusual items (e.g. charges for divestiture and restructuring activities and gains on sales) and the cumulative effect of any change in accounting principles.

j)	“Maximum” for any Year, means the level of achievement, as established by the Committee, of the Performance Criteria level necessary to earn 200% of the target payout for the Plan.

k)	“Operating Income” means operating income for the Company and Group as reflected in the Company’s audited consolidated financial statements before extraordinary or unusual items (e.g. charges for divestiture and restructuring activities and gains on sales) and the cumulative effect of any change in accounting principles. The Company’s operating income is reported on the Consolidated Statements of Operations and the Group’s operating income is disclosed in the footnotes to the consolidated financial statements.

l)	“Performance Criteria” means:

i.	Income Before Taxes,

ii.	Operating Income, or

iii.	A combination of the foregoing or such other performance measures as the Committee may approve from time to time.

iv.	Performance Criteria may be in respect to the performance of the consolidated Company, a Group, or any combination of the foregoing. It may be absolute or relative and may be expressed in terms of a progression with a specified range.

m)	“Performance Goals” means the Threshold, Target and Maximum levels specifically.

n)	“Plan” means this Short Term Incentive Plan.

o)	“Target” for any Year, means the level of achievement, as established by the Committee, of the Performance Criteria necessary to earn the target payout for the Plan.

p)	“Target Award Percentage” for an Eligible Employee with respect to any Year means the percentage of the Eligible Employee’s Base Salary as established by the Committee the salaried employee would earn as an Award for that Year upon attainment of the Performance Targets applicable to such Eligible Employee.

q)	“Threshold” for any Year, means the minimum acceptable performance necessary to start earning an Award, as established by the Committee of the Performance Criteria necessary to earn any Award under the Plan.

r)	“Year” means the fiscal year of the Company or any other period designated by the Committee with respect to which an Award is earned.

III.    PLAN ADMINISTRATION

The Committee administers the Plan. The Committee has full authority to establish the rules and regulations relating to the Plan and to interpret the Plan and those rules and regulations. The Committee has the authority to approve the Performance Criteria, Performance Goals and Target Award Percentages applicable to each Eligible Employee. The Committee has the authority to decide and interpret the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. However, the Committee is not authorized to increase the amount of the Award that would otherwise be payable pursuant to the terms of the Plan without the approval of the Board.

IV.    CHANGES TO THE PERFORMANCE GOALS

The Committee may change the Performance Goal(s) to reflect a change in corporate capitalization or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation. The Committee may also change the Performance Goal(s) to reflect the occurrence of unexpected events, such as an acquisition or disposition, significant asset impairment, product liability judgment or such others as the Committee may determine.

V.    EMPLOYEE ELIGIBILITY

The Plan includes all Executive Officers. The CEO, at his discretion, may add other senior level employees to the Plan. An Eligible Employee must have been employed at least 90 days on the last day of the Year to participate in that Year’s Plan. Eligible Employees must continue as an employee of the Company through the day the bonus is awarded.

VI.    DETERMINATION AND PAYMENT OF AWARDS

a)	The CEO shall prepare, for Committee review and approval, schedules with respect to each Year, which after approval will be treated as part of the Plan for that Year, setting forth:

i.	The Company and Group Performance Goals, and

ii.	The Target Award Percentages for each Eligible Employee.

b)	The CEO or his designate shall notify each Eligible Employee of his or her Target Award Percentage and Performance Goals for the Year.

c)	The amount of an Eligible Employee’s Award will vary depending on performance. There is no Award for below Threshold performance, performance at Target earns a 100% Target Award Percentage, and performance at Maximum earns a 200% Target Award Percentage. For performance between Threshold, Target and Maximum, Awards are calculated by interpolating on a straight line basis between the established goals.

d)	Up to 30% of an Eligible Employee’s award is dependent on the achievement of individual goals.

e)	Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Award to any Eligible Employee to any amount, including zero.

f)	As soon as practicable after the completion of the Company’s financial statements for the Year, the CEO shall review and approve each Award earned by Eligible Employees that are not Executive Officers and the Committee shall review and approve any Award earned by any Executive Officer. Each Award shall be paid in a single lump sum cash payment as soon as practicable after the completion of the review and approval process, generally no later than 3 months after the close of the Year in which the Award was earned.

g)	If the Company’s financial statements are the subject of a restatement due to misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the Plan to Executive Officers for the relevant Plan Years. For purposes of this Plan, excess incentive cash compensation means the positive difference, if any, between (i) the Award paid to the Executive Officer and (ii) the Award that would have been made to the Executive Officer, not including the effect of any discretionary reductions made by the Committee, had the Target Award Percentage been calculated based on the Company’s financial statements as restated.

VII.    AMENDMENTS

The Committee may at any time amend (in whole or in part) the Plan.

VIII.    TERMINATION

The Committee may terminate this Plan (in whole or in part) at any time.

IX.    MISCELLANEOUS PROVISIONS

a)	This Plan is not a contract between the Company and the Eligible Employees. Neither the establishment of this Plan, nor any other action taken hereunder, shall be construed as giving any individual any right to participate in the Plan, receive an Award or be retained in the employ of the Company. The Company is under no obligation to continue the Plan.

b)	The Plan is not funded. The Plan is not required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

c)	The Company has the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

d)	Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management exercised by the executives, officers, the Board or committees thereof. Management will continue to have the power to change the duties or the character of employment of any employee (including any executive) of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are specifically reserved.

e)	An Eligible Employee in a Plan Year is not automatically an Eligible Employee in future Plan Years.

f)	The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Oregon.

g)	If all or any part of this Plan is declared, by any court, governmental authority or arbitrator, to be unlawful or invalid, such unlawfulness or invalidity will not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any section or part of a section so construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

h)	Neither the Committee’s nor the Board’s determinations under this Plan need to be uniform and may be made by the Committee or the Board selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated).

X.    EFFECTIVE DATE

This Plan was approved by the Committee on February 26, 2015 and is effective as of January 1, 2015.

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